January 26, 2001


Mr. Charles Noski

Dear Chuck,

         Pursuant to the terms of your employment agreement dated December 8, 1999, in the event that your 1998-2000 AT&T Seasoned Performance Shares pays out an amount less than the target award of your previous employer for the same performance period, you will be entitled to an additional amount to offset the difference. In such event AT&T will establish a special individual deferred account ("Deferred Account") in your name for such additional amount, if any. The maintenance, vesting and distribution of this Deferred Account shall be in accordance with the terms and conditions set forth below in this letter ("Agreement").

         As of February 20, 2001, (hereinafter the "Effective Date"), the Company shall credit the Deferred Account with an initial balance equal to the additional amount, if any, as described above.

         Commencing as of the Effective Date, the Company shall credit interest to the Deferred Account, compounded as of the end of each calendar quarter at the rate of the sum of (x) one-quarter (1/4) of the average rate applicable to the 10-year Treasury Note for the prior calendar quarter, plus (y) .50%.

         The Deferred Account will be maintained as a bookkeeping account on the records of the Company and you will have no present ownership right or interest in the Deferred Account, or in any assets of the Company with respect thereto. You shall not have any right to receive any payment with respect to the Deferred Account, except as expressly provided below. The Deferred Account may not be assigned, pledged or otherwise alienated by you and any attempt to do so, or any garnishment, execution or levy of any kind with respect to the Deferred Account, will not be recognized.

         The Deferred Account shall vest 100% immediately upon the effective date. The vested Deferred Account, including interest, shall be paid in one (1) lump sum as soon as administratively feasible in the calendar quarter immediately following your retirement/termination date from AT&T.

         In the event of Long Term Disability or your death, prior to receipt of the Deferred Account balance, the entire amount then credited to the Deferred Account shall be distributed to you or your named beneficiary (or your estate if no beneficiary has been named), in a lump sum as soon as administratively feasible in the calendar quarter immediately following the calendar quarter in which your death, or Long Term Disability occurs.

           Since the amount credited to the Deferred Account is immediately vested as of the Effective Date, it is subject to FICA taxes at vesting under current IRS regulations. You will be notified of the amount of FICA taxes due. Payments from the Deferred Account are subject to payroll tax withholding and reporting, and are in addition to and not in lieu of any qualified or non-qualified pension, savings, or other retirement plan, program or arrangement covering you. Amounts credited to the Deferred Account are not included in the base for calculating benefits under the employee benefit plans, programs or practices of the Company or its affiliates.

           The December 8, 1999 employment agreement, as amended herein, shall remain in full force and effect.

         This Agreement may not be amended or waived, unless the amendment or waiver is in a writing, signed by you and AT&T's Executive Vice President - Human Resources.

         It is agreed and understood that you will not disclose the specific terms of this letter or any fact concerning its negotiation or implementation, except in compliance with legal process, prior to the information being made public by the Company. You may, however, discuss the contents of this letter with your spouse, legal and/or financial counselor and the forfeiture provisions with any potential future employer.

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rule.

         If you agree with the terms and conditions detailed above, please sign in the space provided below and return the executed copy to me.

                                       Sincerely,


                                       /s/ Mirian Graddick-Weir
                                       --------------------------
                                           Mirian Graddick-Weir
                                           Executive Vice President


/s/  Charles Noski                                 March 29, 2001
-------------------------------             ----------------------------
Acknowledged and agreed to                             Date
Charles Noski